Contact:     USA      Derek Heins
                                            Rofin-Sinar
                                            734-455-5400
                                        -or-
                                   Europe   Thorsten Frauenpreiss
                                            Rofin-Sinar
                                            011-49-40-73363-256


ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL 1998;
SALES OF $29 MILLION AND NET INCOME OF $1.25 MILLION; STRONG MARKING SALES

Plymouth, MI / Hamburg, Germany, August 11th, 1998 - ROFIN-SINAR
Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser sources, today announced the results for its third fiscal quarter and nine month ended June 30, 1998.

FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                      Three months ended % Change  Nine months ended % Change
                       6/30/98   6/30/97           6/30/98   6/30/97
                      --------  --------           -------   -------
Net sales              $28,902   $31,209  - 7.4%   $87,075   $98,677  - 11.8%
Net income             $ 1,250   $ 1,511 - 17.3%   $ 5,221   $ 6,677  - 21.8%
Earnings per share
 "Diluted basis"         $0.11     $0.13             $0.45     $0.57

Weighted average
  shares outstanding 11.7 mill 11.6 mill         11.6 mill 11.6 mill

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.7 million and 11.6 million for the fiscal ended June 30, 1998 and 1997 and 11.6 million for the nine months ended June 30, 1998 and 1997, respectively.

Dr. Peter Wirth, Chairman and CEO commented, " In the first nine months our marking and micromachining division experienced a healthy increase in sales of 14% despite the negative $-exchange rate effect. Weak markets in North America and the Far East for cutting and welding applications caused the decrease in total sales."

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FINANCIAL REVIEW

-Third Quarter-
Net sales totaled $28.9 million for the third quarter ending June 30, 1998, a decrease of 7.4% over the comparable period in 1997. Gross profit totaled $10.0 million or 34.5% of sales compared to $12.0 million or 38.6% of sales in 1997, caused by a larger content of lower margin systems in the marking business and lower unit shipments of cutting and welding. Net income was $1.25 million and represented 4.3% of net sales. Earnings per share diluted equaled $0.11 based upon 11.7 million common shares outstanding.

Sales for laser marking products showed an increase of 9.3% to $10.1 million, whereas sales of laser products for cutting and welding applications decreased by 14.5% to $18.8 million. North American sales remained flat in the comparable periods, whereas the European/Asian sales declined by 10% as a consequence of fewer laser units shipped for cutting and welding applications and the strengthening of the US-dollar.

The diffusion-cooled Slab laser clearly dominated the CO2-laser shipments for the first time, accounting for over 75% of all CO2-lasers shipped this quarter.

R&D net spending in the third quarter was $2.6 million, or 8.8% of net sales compared to $2.1 million, or 6.7% of net sales, in the third quarter of fiscal 1997. Governmental R&D grants accounted of $0.2 million in the current quarter.

- Nine Months-
For the nine months ended June 30, 1998, net sales totaled $87.1 million, a decrease of 11.8% over the comparable period in 1997. Of the $11.6 million decrease, $5.8 million was caused by the strengthening of the U.S. dollar against European and Asian currencies. Gross profit for the period was down to $32.0 million from $36.3 million in 1997, a 11.8% decrease. Nine months net income in 1998 decreased by 21.8% to $5.2 million. Net sales of cutting and welding laser products decreased by 20.8% to $57.7 million, while net sales of lasers for marking increased by 13.7% to $29.4 million.

On a geographical basis, Rofin-Sinar's net sales in North America in the first nine months totaled $27.4 million (1997: $35.7 million). In
Europe/Asia, net sales decreased by 5.2% to $59.7 million (1997: $63.0 million).

Order entry for the third quarter was $29.7 million. This resulted in an order backlog on June 30, 1998 of $30.4 million.

As we noted three months ago, the company expects that revenue for cutting and welding lasers will be affected by lower market activity in North America and Japan. The company believes that its significant investment in diode technology and low-power CO2-lasers has put it in a strong competitive position to exploit current and new markets, while its success with the proprietary Slab-laser technology is expected to continue.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, UK and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 5,000 laser units installed worldwide and serves more than 1,500 customers. Rofin-Sinar's common shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

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ROFIN-SINAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                      Three months           Nine months
                                          ended                 ended
                                       (unaudited)           (unaudited)
                                    6/30/98    6/30/97    6/30/98    6/30/97
                                   ---------  ---------  ---------  ---------
- Cutting/Welding                   $18,753    $21,922    $57,693    $72,842
- Marking                            10,149      9,287     29,382     25,835
Net Sales                            28,902     31,209     87,075     98,677

Costs of goods sold                  18,941     19,163     55,105     62,395
                                   ---------  ---------  ---------  ---------

Gross profit                          9,961     12,046     31,970     36,282
Selling, general and
  administrative expenses             5,319      6,103     16,640     17,636
Special charge                            0      1,350          0      1,350
Research and development
  expenses                            2,566      2,083      7,280      6,958
                                   ---------  ---------  ---------  ---------

Income from operations                2,076      2,510      8,050     10,338
Net interest expense (income)          (207)      (211)      (607)      (662)
Other expenses (income)                (127)      (198)      (548)      (590)
                                   ---------  ---------  ---------  ---------

Income before income taxes            2,410      2,919      9,205     11,590
Income tax expense                    1,160      1,408      3,984      4,913

Net income                            1,250      1,511      5,221      6,677
                                   ---------  ---------  ---------  ---------

Net income per common share
  "diluted" basis                     $0.11      $0.13      $0.45      $0.57

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.7 million and 11.6 million for the quarters and nine months ended June 30, 1998 and 1997 and
11.6 million for the nine months ended June 30, 1998 and 1997, respectively.

ROFIN-SINAR TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                  (UNAUDITED)    (AUDITED)
                                                      At            At
                                                    6/30/98       9/30/97
                                                   ---------     ---------
ASSETS
  Cash and cash equivalents                        $  36,431     $  40,743
  Trade accounts receivable, net                      31,225        27,148
  Inventories, net                                    32,989        28,731
  Other current assets                                 5,644         5,345
                                                   ---------     ---------
     Total current assets                            106,289       101,967
                                                   ---------     ---------
  Net Property and equipment                          22,483        22,118
  Other non-current assets                             6,883         8,104
                                                   ---------     ---------
     Total non-current assets                         29,366        30,222
                                                   ---------     ---------
       Total assets                                $ 135,655     $ 132,189
                                                   =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                     15,323        18,569
  Accounts payable, trade                              7,171         5,837
  Other current liabilities                           19,559        22,554
                                                   ---------     ---------
     Total current liabilities                        42,053        46,960
                                                   ---------     ---------
  Long-term debt                                       3,317             0
  Other non-current liabilities                        3,924         3,304
                                                   ---------     ---------
     Total liabilities                                49,294        50,264
                                                   ---------     ---------
     Net stockholders' equity                         86,361        81,925
                                                   ---------     ---------
       Total liabilities and stockholders' equity  $ 135,655     $ 132,189
                                                   =========     =========

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2-, Nd:YAG lasers and Diode lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward looking statements.

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